Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192526 on Form S-3ASR and Post-Effective Amendments No. 1 on Registration Statement Nos. 333-196240 and 333-178572 on Form S-8 and Registration Statement Nos. 333-155449 and 333-89154 on Form S-8 of our reports dated March 3, 2015, relating to the consolidated financial statements and financial statement schedule of Advance Auto Parts, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 3, 2015.

/s/ Deloitte & Touche LLP

Richmond, Virginia
March 3, 2015